Exhibit 99.3

Letter to Drinks Americas’ Shareholders

Dear Shareholder,

Drinks Americas will conduct its quarterly earnings call this coming Friday, December 19, 2008. In advance of that conference call, I wanted to take the opportunity to update you on our progress and some of the management challenges we have met. On October 8, we conducted a conference call where we outlined for shareholders some bold measures for dramatic growth through 2009. In this difficult economic environment, there are always many questions to be asked of management as to how we are going to accomplish specific short and long term objectives, as well as specific milestones we have targeted for the Company. There are a variety of accomplishments at Drinks and, while we try to address and update each matter in the conference call, it is still a limited amount of time to address the shareholders' questions as a whole.

We have taken the broad outline of questions and inquiries we receive at info@drinksamericas.com and converted it into a FAQ Summary contained herein that we know will be helpful in understanding the Company's progress to date and future brand and global expansion plans. From this, we have crafted this very first shareholder letter, which we will both mail to each of our shareholders, and at the appropriate time, post on our web site. I hope the information and overview we provide you in this first shareholder letter is helpful and informative.

372 Danbury Road, Wilton CT 06897
203.762.7000 T ~ 203.762.8992 F

Exhibit 99.3

We have eliminated questions that would take us beyond the boundaries of appropriate disclosure. We value the enthusiasm that our shareholders bring to these questions, as it indicates they share the same passion we do for the success of Drinks. The subject matter of all the questions we receive rarely questions the strategy, but generally they inquire about the time frame of the execution of our strategy. It is fair to say we wish some developments had unfolded faster and come to fruition sooner. Like any business, we have managed our way through a variety of challenges, not the least has been the recent economic turmoil. The second most asked question has been if the current economic downturn will affect our business. I think every business in today’s world has been impacted. I am also comfortable, however, that our Iconic strategy will allow us to prevail where other companies can only hope to weigh in with additional high dollar cost media spending. We fully believe that our business model and iconic marketing strategy places Drinks at a distinct advantage over other companies and their brands. Since many of our products are or will be new to the consumer, we will continue to drive revenue growth from new product introductions. Our distribution footprint is not anywhere near a saturation point. All our brands have room for dramatic growth even in this economy.

We recently announced our Trump Vodka program to support Hospitalized Veterans at Walter Reed Hospital, whereby we are contributing a dollar for every bottle sold toward hospitalized veterans at Walter Reed Hospital. In addition, Willie Nelson's Old Whiskey River Barbecue program, the sheer anticipation of the Interscope and Dre partnered Cognac and Sparkling Vodkas, as well as, the Kid Rock Beer introduction, will greatly assist in growing our existing brands. The Iconic strategy continues to prove out in international markets selling Trump Vodka.

Finally, a question that has been asked repeatedly relates to new products or acquisitions beyond what we have disclosed. The following can be said. Drinks Americas has a distribution and management infrastructure and has already proven to have access to venture capital when needed. There are a variety of single brand owners and strategic brand owners with non core brands that over time may make sense for Drinks to review as opportunities to scale its own growth. In addition, there is the tendency of Global Brand companies to divest of significant brands to focus on their core portfolios in this type of economy. We think the strength of Drinks is to be able to grow as a Company and, in the near or long term, be prepared to take advantage of one or more of these situations should they arise.

372 Danbury Road, Wilton CT 06897
203.762.7000 T ~ 203.762.8992 F

Exhibit 99.3

The following questions are provided with our best and most reasonable response at this time. We hope they are helpful to you our shareholders as our business moves forward:

1. You have indicated in the past that there would be a need to raise the Authorized shares from 100 million to 200 million. However, the recent filing indicates the shareholders should approve a raise from 100 million to 500 million Authorized shares. This is indicative of a company that is planning a major expansion, or at the least, any number of major acquisitions.  Are you at liberty to discuss anything that prompted such a dramatic change of course at this time?

As long as a year ago, we indicated that Drinks would be raising our “Authorized” share count. As a Company, we are extremely optimistic that our future will include both major expansion and, over time, a number of acquisitions. Since we are, at this point in time, raising the “Authorized” share count as we are required to do so from our financing a year ago, I recommended to the Board, and they agreed, that we should simply reflect this view of the future in the increase of “Authorized” shares. From time to time, we have to remind investors that authorized and outstanding shares do not result in dilution, but having authorized shares available to us should a substantial opportunity arise, is better managed now than under a time constraint in the future.

2. Have you in fact begun shipping Israel on December 1, 2008 as forecasted? Can you say the exact amount of that order for this current quarter and the sales numbers/shipments currently being readied to ship again?

Our Israeli distributor H. Pixel’s contract calls for them to pay for Drinks' products on a "cash in advance" basis. We are in receipt of both cash and letters of credit that have enabled us to begin Israeli specific production and the production of the first cases are underway.  We have received funds and Letters of Credit for the first 10,000 cases and additional glass is shipping from China for the second 10,000 case production phase. We are very pleased with the Israeli project. It is unique for a Company of Drinks' size to be able to effectively gear up and provide the financial resources for 75,000 cases of product and mobilize the first 20,000 of those cases in a matter of weeks.

372 Danbury Road, Wilton CT 06897
203.762.7000 T ~ 203.762.8992 F

Exhibit 99.3

3. With the wealth of trademarks and advance orders you have spoken to before now, can you give us some detail on where Q3, the current quarter, stands at this moment? Are you ahead of Q2 being released this week, and the Q3 of the previous year? How has the current credit crunch and financial markets impacted Drinks?

In this last quarter, given the tough economic climate, it was difficult to get our bank to provide access to our asset based credit facility. Several of our key suppliers, who had provided Drinks terms, also illustrated the tightening of credit in their dealings with us. Everything slowed down and business became very difficult. This is why we were very aggressive, converted warrants outstanding to cash for the Company in a favorable way for all parties, and we are now back to uninterrupted business. We endured the challenges that all companies face in a tough economic climate where suppliers face difficulties and customers pay in a slower fashion. Our years as a start up, however, have made us very comfortable operating in a "how do we get it done environment", and that is just what we did during that difficult time period.

It is a fair criticism that new products should have shipped sooner and inventory supply should not have been disrupted. However, we did not have any window to the economic downturn that has occurred at all levels, thus impacting our business, as well as the time in which our customers paid us, and the tightening of creditor’s terms. We did however respond quickly and successfully as was seen in the warrant conversion that supplied us with cash to proceed.

372 Danbury Road, Wilton CT 06897
203.762.7000 T ~ 203.762.8992 F

Exhibit 99.3

Now, for the current quarter. If, as we anticipate, Israel and Germany ship on time, Cognac and Sparkling Vodkas meet our deadlines, our core brands continue to grow, and Olifant comes into our fold on time, then the results should mark a very favorable quarter. The combination of the Company's current business, our international expansion, and our new products should be fully reflected in our sales growth as we move into Q4 commencing on Feb. 1, 2009. It is management's contention that our strategy for exponential growth will be fully implemented at that time to the great satisfaction of shareholders.

4. If you'll recall, you said in August you anticipated the Dre product release within 60 days. Can you say today with confidence when those products will be on the shelf?

Our agreement with Interscope Geffen A&M Records partnered us directly with Dr. Dre and many of their other artists further resulting in more iconic product introductions, as well as the talent of the marketing machine that will be at the heart of these iconic product introductions as a whole. Without going into exact specifics on additional partners we are adding, I will tell you the following: Cognac is shipping today against the first 1000 cases in sales. The first market for introduction will receive our Leyrat trademarked Cognac in the third or fourth week of December. Four more markets will launch in January. Leyrat Glory, will begin to ship in January and February. Leyrat and Leyrat Glory, will have significant support from our alliance with Interscope Geffen A&M Records and other various artists.

Our new Sparkling Vodka introduction will start to ship in January. On a VIP basis, we will start delivering the product to a very exclusive audience in January.  There will be nothing like it in the industry. We are including a copy of the label and artwork for the written shareholder letter recipients. This coming summer, we are planning on sponsoring up to 30 Sparkling Vodka Outdoor Concerts through our music partnerships.

372 Danbury Road, Wilton CT 06897
203.762.7000 T ~ 203.762.8992 F

Exhibit 99.3

While both these products have taken time from announcement to a product on the market, our management experience teaches us there is nothing that replaces proceeding with the right product in the right amount of time and preparation. We will not settle with putting an inferior product on the market or acting out of concert with the business or personal issues of an Iconic partner to satisfy non existent time parameters on a quarter to quarter basis when the plan is for these brands to succeed for years and years into the future. So my view is that the only issue our shareholders have had to “endure” is that the management team has taken the time to insure these brands’ overall success.

5. What does the partnership with Leyrat have to do with the Interscope Cognac deal? Why is it so important and what is the market missing?

Cognac, unlike most spirits is an aged product, made from grapes not unlike wine. The supply and quality of supply dictates a cognac brand’s ultimate success. Drinks and our partners are now owners of the distribution rights of a 200 year old brand and a seamless and bountiful supply of the highest quality cognacs that is Leyrat and our partnership with Francis Abecassis. Unlike vodka, where we could go out and make the world's finest vodka, we had to go out and find an existing supply of the finest cognacs and that supply had to be enough to allow for how successful this brand is going to be. Our Glory Cognac will have been in Oak barrels before Drinks was a Company and some of the really great cognac products we are bringing to market might even have been put in a cask prior to our Icons having a platinum album. In other words, the Cognac went Oak before the artist went Platinum! So, when we partnered with Francis Abecassis, this was an incredible and valuable partnership for Drinks. Francis has contributed invaluable cognac stocks to our business and we have hit the ground running. This partnership is worth many millions when you see this relationship from the inside as it legitimizes the success we will enjoy from this product as a result of the long term supply of premium cognac we have at our disposal.

372 Danbury Road, Wilton CT 06897
203.762.7000 T ~ 203.762.8992 F

Exhibit 99.3

Drinks demonstrated with the award winning success of Trump Super Premium Vodka and now, the track record of Old Whiskey River Bourbon, the capacity to build a business around Icon marketing. This successful model ultimately creates long term production and supply, financial infrastructure, and a superb Iconic marketing foundation for Drinks.

5a. There have been rumors and references in some trade press that other artists will be joining in the Iconic marketing umbrella around Leyrat and the Cognac introduction. Can you comment?

Yes, I am pleased to disclose that we have just entered into an agreement that will have Drinks partner with Violator Management to assist us in marketing and moving our Leyrat Cognac and Sparkling Vodka brands into the center of the most successful artists and entertainers in urban music today. I invite you to go to the web site of Violator Management (www.violator.com) and see the success of Chris Lighty and his team. This partnership with Drinks Americas, across a broad spectrum of resources we jointly have available, is anticipated to have as much impact as any relationship we have today.

Equally as important is building on our Iconic brand knowledge and success thus far. Our Leyrat Cognac and Sparkling Vodkas will be marketed very differently. We intend on making these new product brands a seamless addition to the lifestyles of a range of our Icon partners from Interscope. With Violator’s involvement, we can expand on those relationships and solidify the brand’s acceptance over a protracted period of time. We can do this because, in the case of the Leyrat brand, we start with, and bring total legitimacy to, the story of the source, the quality, and the fame of the brand to start with. We can do this on Sparkling Vodka because the brand is so “out of the box” new, exciting and tasteful.

372 Danbury Road, Wilton CT 06897
203.762.7000 T ~ 203.762.8992 F

Exhibit 99.3

Again, Leyrat Cognac is shipping now. The Sparkling Vodka will be produced in both Holland and the United States beginning in January, and will start to ship then as well.

6. Can you tell us where we stand on securing a brewery for Kid Rock's Beer and do you have more insight as to an exact introduction date?

Drinks stated when we announced the brand that we would introduce Kid Rock Beer in the spring of '09. That is just the right time to introduce any beer. We have selected a brewery and have developed a strategy which we fully believe is the right approach to the market. We will build a beer company around the multiple beers we launch with Kid Rock. We can emphatically state now, we will build distribution in a measured pace from the Midwest out to both coasts and plan to target Kid Rock's demographic right from the start. We are tremendously excited about this entry. The focus group work we are doing has consumers screaming for a Kid Rock product. They know exactly what he stands for and what product matches us to his Iconic status.

7. Is the Olifant deal closed and when can we expect to know that the distribution and accretive earnings are currently working for us?

Olifant will close prior to the end of the 2008 calendar year. By the terms and conditions of the sale, and the way everything has fallen into place, all the Olifant shipments from November forward will actually accrue to Drinks. Therefore, instantly upon closing this purchase, Olifant will ship several containers that will be immediately accretive to Drinks. Our Israel agreement also calls for 12,000 cases of Olifant which is almost a 25% increase in the brand volume from our purchase base.

372 Danbury Road, Wilton CT 06897
203.762.7000 T ~ 203.762.8992 F

Exhibit 99.3

8. You filed a recent trademark in Purple Label. Can you elaborate on which artist that is going to have a product of that name with and what type of beverage?

Purple Label will be attributed to the Sparkling Grape Vodka. Purple is a color of luxury. This product will come to define luxury sparkling vodka consumption.

9. You indicated on the last call we had a Scotch coming with Classic Golf Partners. Can you tell us where that deal presently stands?

We have two Iconic brands on the drawing board for 2010. We are in the preliminary stages of working on them both now. I can tell you that we continue discussions with a golf partner who would like to form a brand relationship with us to introduce an upscale Scotch brand. We will release more exacting details of this partnership, as well as one or two additional partnerships, once we get the Leyrat Cognac and Sparkling Vodkas underway in a significant fashion.

10. You previously indicated further expansion into Russia, as well as global subsidiary expansion in China and India. Can you tell us where those exact expansion plans sit at this moment?

To date, we have enjoyed success selling our products in Russia, Canada, and the Bahamas. We did not anticipate the deals of magnitude with Israel, the UK, or Germany, each of which has aggressively moved to market our Iconic brands in significant numbers of cases.

Russia proved to us that at a tremendous price premium, Iconic brands will sell. The Trump Vodka brand continues to sell in Moscow. Our distribution partner, Recolte, appears to be economically challenged in the new business and credit crunch in Moscow, but the brand works with the consumer there.

372 Danbury Road, Wilton CT 06897
203.762.7000 T ~ 203.762.8992 F

Exhibit 99.3

Israel continues our global penetration with production underway to fill the first 10,000 cases of those orders. We have just announced a partnership in Germany. That market already has ordered 2400 cases and should continue to grow. We should add that all these markets pay us cash in advance before any product is shipped and or provide Letters of Credit to underwrite production.

Drinks Americas has entered a Memorandum of Understanding with Drinks Brands International, an unrelated entity, to begin development of Drinks' brands in the UK. Our intention is to proceed with this as a joint venture that may be separately funded in the coming year.

We have also been in discussion with, and identified, our partners in both China and India. Our Indian partners are approaching a deal of significance. With the still unsettled international financial markets and the aggressive start we have seen in other markets, our focus remains on gaining a presence in additional evolving expansion markets. We are refining our initial plans to create large avenues of sales growth in India and China as we complete our earlier objectives and get a firm footing in our international expansion prior to these massive undertakings.

11.  In the past two months you have announced $120 million in distribution deals just from two distributors in Israel and Germany. As CEO and the largest holder of Drinks stock, can you comment how at the beginning of the largest growth phase in Company history is resulting in the stock sitting on all time lows?

I think our stock is considerably undervalued. In the long term, I believe we will prevail with that viewpoint. Perhaps our story is misunderstood by the market. I draw reference particularly to the Israel Agreement as a case in point. This is not a distribution contract but rather a contract obligating our partner to purchase a minimum of 72,000 cases of Trump, 12,000 cases of Olifant, and 2400 cases of other Drinks' brands on an annual basis.

372 Danbury Road, Wilton CT 06897
203.762.7000 T ~ 203.762.8992 F

Exhibit 99.3

12. Credit is a major concern in our economy as everyone faces tough challenges. Your decision to invoke such a dramatic raise in the Authorized shares suggests you have lost your line of credit. Can you remark on your current "street credit" status and why we are not utilizing our line of credit?

We have explained above the sound basis of the decision to increase the authorized share count for the Company. The Company continues to have and utilizes an asset based credit facility from Sovereign Bank. The share authorization bears no connection to the credit facility. On an asset basis, we can access up to $10 million from BACC Sovereign bank. In the coming year, we would like to enhance or expand the flexibility of our credit facility but today our credit is exactly what it was a year ago. The disruption we experienced was in timing and administratively driven at the height of the credit crunch. We fought our way through that impasse.

13. Twenty-four months now without a new product line on the shelves. Yes, the introduction of Trump Flavors was a solid and natural extension of that brand introduction. Can you give us an exact time line for product introduction and iconic structure now for the immediate, as well as into 2009?

1.	Cognac Leyrat is now shipping. First market release December. Sequence of markets to launch from there into 2009 monthly.
2.
Sparkling Vodka is being produced in Holland as we speak. Will ship in December to VIP outlets that will receive product in January, with shipments continuing from there. Summer concert tour 25 markets.

3.	Kid Rock Beer brewery selected. Samples in December, Manufacture in January. Sales commence February & March as projected.
4.	We intend to introduce Trump New York Vanilla Cream (new product) to begin shipping in March.
5.	Olifant Vodka closing December. Shipments forward from November accrue to Drinks immediately.

372 Danbury Road, Wilton CT 06897
203.762.7000 T ~ 203.762.8992 F

Exhibit 99.3

Following the introduction of Trump Vodka, the Company embarked on a clear strategy which we have kept focus on with an amazing degree of discipline. With The Board's approval, we laid out the strategy that we would focus our efforts on:

•	Expanding Trump Vodka's base of distribution and consumer acceptance
•	Introduce Trump Flavors to insure an increased brand presence and consumer trial
•	Expand our portfolio of brand and strategic partners beyond Trump Vodka (Interscope, Dre, Violator, Kid Rock all in line)
•	Explore and establish an international Iconic brand strategy
•	Grow the balance of the portfolio
•	Prepare the Company for exponential growth through acquisition

Our objectives also included a prerequisite for success that we would not enter into unreasonable or substantial debt, add a substantial amount of headcount or overhead expenses, and we would not expand with brands that did not meet our Iconic criteria for maximum success.

Keeping a perspective on these stated values, the last 24 months has seen Drinks Americas introduce the most successful premium vodka entry on record, added four new flavors of that vodka, kept distribution in all fifty states, established Trump Super Premium Vodka as a permanent item on the spirits beverage landscape, and, just as of last week, had Trump Grape Vodka named at the World Beverage Contest as the finest flavored Vodka in the world.

Our Old Whiskey River Bourbon, Aquila Tequila, and Damiana Liqueur business has all demonstrated growth ahead of market figures. Drinks is currently doing business in several international markets with the prospect of adding up to five new markets this year. In addition to this growth, we are now set to do business with Interscope Geffen A&M Records and Dr. Dre with our cognac and sparkling vodka entries, have added the immense talents of Chris Lighty at Violator Management, and Kid Rock beer will launch in the spring. We are very satisfied with the last 24 months and are excited at our prospects moving forward. We think any major beverage Company and their shareholders, would be pleased to enjoy this new product and progress front, and could only hope to replicate what we have done here.

372 Danbury Road, Wilton CT 06897
203.762.7000 T ~ 203.762.8992 F

Exhibit 99.3

This is an exciting time for us at Drinks Americas. On October 8, I highlighted the various metrics that will lead to anticipated 300%+ growth for the Company over the next 12-18 months. I also told you for the first time we were on the road to becoming what we feel will be a billion dollar beverage Company which is growing through the early years faster than Grey Goose and Hansen’s. I am here today reiterating my enthusiasm that our stated goals will be achieved and ultimately will result in our number one stated goal... to maximize shareholder value.

Wishing You the Very Best of Holidays,

J. Patrick Kenny
CEO, Drinks Americas

372 Danbury Road, Wilton CT 06897
203.762.7000 T ~ 203.762.8992 F